Exhibit 4.4

EXECUTION COPY

ADVANCE AUTO PARTS, INC.

THIRD SUPPLEMENTAL INDENTURE

Dated as of January 17, 2012

to the

INDENTURE

Dated as of April 29, 2010

among

ADVANCE AUTO PARTS, INC.

as Issuer,

EACH OF THE SUBSIDIARY GUARANTORS FROM

TIME TO TIME PARTY HERETO

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Trustee

	Table of Contents

		Page

	ARTICLE I

	Definitions

SECTION 1.01.	Definitions.	2

	ARTICLE II

	Designation and Terms of the Securities

SECTION 2.01.	Title and Aggregate Principal Amount	5
SECTION 2.02.	Execution	5
SECTION 2.03.	Other Terms and Form of the Notes; Denominations	5
SECTION 2.04.	Further Issues of Notes	5
SECTION 2.05.	Interest and Principal	5
SECTION 2.06.	Place and Manner of Payment	6
SECTION 2.07.	Form of Notes	6
SECTION 2.08.	Depositary; Registrar	6
SECTION 2.09.	Optional Redemption	6
SECTION 2.10.	Sinking Fund	7
SECTION 2.11.	Change of Control	7
SECTION 2.12.	Amendment of Permitted Liens	9

	ARTICLE III

	Defeasance

SECTION 3.01.	Defeasance and Covenant Defeasance	9

	ARTICLE IV

	Miscellaneous

SECTION 4.01.	Ratification of Original Indenture; Supplemental Indentures Part of Original Indenture	10
SECTION 4.02.	Concerning the Trustee	10
SECTION 4.03.	Counterparts	10
SECTION 4.04.	GOVERNING LAW; WAIVER OF JURY TRIAL; CONSENT TO JURISDICTION AND SERVICES	10

Exhibit A	Form of Note

THIRD SUPPLEMENTAL INDENTURE, dated as of January 17, 2012 (this “Third Supplemental Indenture”), to the Indenture, dated as of April 29, 2010 (the “Original Indenture”), among ADVANCE AUTO PARTS, INC., a Delaware corporation (the “Company”), THE SUBSIDIARY GUARANTORS listed on the signature page hereto and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as trustee (the “Trustee”).

WHEREAS, the Company, the Subsidiary Guarantors and the Trustee have heretofore executed and delivered the Original Indenture to provide for the issuance from time to time of Securities (as defined in the Original Indenture) of the Company, to be issued in one or more Series;

WHEREAS, pursuant to the Original Indenture, the Company, the Subsidiary Guarantors and the Trustee have heretofore executed and delivered a first supplemental Indenture, dated as of April 29, 2010, to provide for a Series of Securities (the “First Supplemental Indenture”), and a second supplement indenture, dated as of May 27, 2011, to provide for the release of certain Subsidiary Guarantors (the “Second Supplemental Indenture”) (the Original Indenture, as supplemented by the First Supplemental Indenture, the Second Supplemental Indenture and this Third Supplemental Indenture is hereinafter called the “Indenture”);

WHEREAS, Sections 2.02 and 9.01 of the Original Indenture provide, among other things, that the Company, the Subsidiary Guarantors and the Trustee may enter into indentures supplemental to the Original Indenture for, among other things, the purpose of establishing the designation, form, terms and conditions of Securities of any Series as permitted by Sections 2.01 and 9.01 of the Original Indenture;

WHEREAS, Section 2.02(t) of the Original Indenture provides, among other things, that the Company, the Subsidiary Guarantors and the Trustee may enter into indentures supplemental to the Original Indenture for, among other things, the purpose of establishing the applicability of, and any addition to, deletion of or change in, the covenants (and the related definitions) set forth in Article Four or Article Five of the Original Indenture which apply to Securities of such Series;

WHEREAS, the Company (i) desires the issuance of a Series of Securities to be designated as hereinafter provided and (ii) has requested the Trustee to enter into this Third Supplemental Indenture for the purpose of establishing the designation, form, terms and conditions of the Securities of such Series;

WHEREAS, the Company has duly authorized the creation of an issue of its 4.500% Notes Due 2022 (as defined in Section 2.01, the “Notes”); and

WHEREAS, all actions on the part of the Company necessary to authorize the issuance of the Notes under the Original Indenture and this Third Supplemental Indenture have been duly taken.

NOW, THEREFORE, THIS THIRD SUPPLEMENTAL INDENTURE WITNESSETH:

That, in order to establish the designation, form, terms and conditions of, and to authorize the authentication and delivery of, the Notes, and in consideration of the acceptance of the Notes by the Holders thereof and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Definitions.

A. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed thereto in the Original Indenture.

B. The rules of interpretation set forth in the Original Indenture shall be applied hereto as if set forth in full herein.

C. For all purposes of this Third Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires, the following terms shall have the following respective meanings (such meanings shall apply equally to both the singular and plural forms of the respective terms):

“Change of Control” means the occurrence of any one of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)) other than the Company or one of its Subsidiaries;

(2) the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the outstanding Voting Stock of the Company or any other Voting Stock into which the Voting Stock of the Company is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares;

(3) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company (or any other Voting Stock into which the Voting Stock of the Company is reclassified, consolidated, exchanged or changed) or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Voting Stock of the Company (or any other Voting Stock into which the Voting Stock of the Company is reclassified, consolidated, exchanged or changed) outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person immediately after giving effect to such transaction;

(4) the first day on which the majority of the members of the board of directors of the Company cease to be Continuing Directors; or

(5) the adoption of a plan relating to the liquidation or dissolution of the Company.

“Change of Control Triggering Event” means the Notes cease to be rated Investment Grade by each of the Rating Agencies on any date during the Trigger Period.

If a Rating Agency is not providing a rating for the Notes at the commencement of any Trigger Period, the Notes will be deemed to have been downgraded by at least one rating category or have ceased to be rated Investment Grade, as applicable, by such Rating Agency during that Trigger Period. Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually occurred.

“Comparable Treasury Issue” means the U.S. Treasury security selected by the Company as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of five Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Company obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

“Continuing Director” means, as of any date of determination, any member of the Board of Directors who:

(1) was a member of such Board of Directors on the date of the indenture; or

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Definitive Note” means a Note in definitive registered form without coupons.

“Global Notes” means Notes in the form of a Global Security as delivered to the Depositary.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s, and a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P).

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear or Clearstream) as indirect participants.

“Rating Agency” means each of Moody’s and S&P; provided, that if either Moody’s or S&P ceases to provide rating services to issuers or investors, the Company may appoint a replacement for such Rating Agency.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

“Reference Treasury Dealers” means Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC and their respective successors, and any other primary Treasury dealer the Company may select. If any of the foregoing ceases to be a primary U.S. government securities dealer in New York City (a “Primary Treasury Dealer”), the Company must substitute another Primary Treasury Dealer.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Treasury Rate” means, with respect to any redemption date: (a) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15 (519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption ‘Treasury Constant Maturities”, for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the remaining life (as defined below), yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from such yields on a straight-line basis, rounding to the nearest month), or (b) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate will be calculated on the third business day preceding the date fixed for redemption.

“Trigger Period” means the period commencing 60 days prior to the first public announcement by the Company of any Change of Control (or pending Change of Control) and ending 60 days following consummation of such Change of Control (which Trigger Period will be extended following consummation of a Change of Control for so long as either of the Rating Agencies has publicly announced that it is considering a possible ratings change).

“Voting Stock” of any specified Person as of any date means the capital stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person.

Other Definitions:

Term	Defined in Section
“Change of Control Offer”	2.11
“Change of Control Payment Date”	2.11
“DTC”	2.08
“Interest Payment Date”	2.05
“Notes”	2.01
“Record Date”	2.05

ARTICLE II

Designation and Terms of the Securities

SECTION 2.01. Title and Aggregate Principal Amount. There is hereby created one Series of Securities and designated: 4.500% Notes Due 2022 (the “Notes”). The Notes will initially be guaranteed by the Subsidiary Guarantors on the terms set forth in Article Ten of the Original Indenture.

SECTION 2.02. Execution. The Notes may forthwith be executed by the Company and delivered to the Trustee for authentication and delivery by the Trustee in accordance with the provisions of Section 2.04 of the Original Indenture. The Subsidiary Guarantee of each Subsidiary Guarantor shall be evidenced by its notation attached to the Notes.

SECTION 2.03. Other Terms and Form of the Notes; Denominations. The Notes shall have and be subject to such other terms as provided in the Original Indenture and this Third Supplemental Indenture and shall be evidenced by one or more Global Notes in the form of Exhibit A hereto. The Notes shall only be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

SECTION 2.04. Further Issues of Notes. The Company may from time to time, without the consent of the Holders of the Notes and in accordance with the Indenture, create and issue further notes having the same terms and conditions as the Notes in all respects (or in all respects except for the first payment of interest) so as to form a single series with the Notes.

SECTION 2.05. Interest and Principal. The Notes will mature on January 15, 2022 and will bear interest at the rate of 4.500% per annum. The Company will pay interest on the Notes on each January 15 and July 15 (each an “Interest Payment Date”), beginning on July 15, 2012, to the holders of record on the immediately preceding January 1 or July 1 (each a “Record Date”), respectively. Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance. Payments of the principal of and interest on the Notes shall be made in Dollars, and the Notes shall be denominated in Dollars.

SECTION 2.06. Place and Manner of Payment. The place of payment where the Notes issued in the form of Definitive Notes may be presented or surrendered for payment, where the principal of and interest and any other payments due on the Notes issued in the form of Definitive Notes are payable, where the Notes may be surrendered for registration of transfer or exchange and where notices and demands to and upon the Company in respect of the Notes and the Indenture may be served shall be in the Borough of Manhattan, The City of New York, and the office or agency maintained by the Company for such purpose shall initially be the Corporate Trust Office of the Trustee. The Company shall pay principal and interest (i) on any Definitive Note by check mailed to the address of the Person entitled thereto as it appears in the Note register (or upon written notice from such Person, given at least 15 days before the payment date, by wire transfer in immediately available funds if such Person is entitled to Interest on an aggregate principal amount of Notes in excess of $2.0 million) or (ii) on any Global Note by wire transfer of immediately available funds to the account of the Depositary or its nominee.

SECTION 2.07. Form of Notes. Notes shall be issued in the form of one or more Global Notes in definitive, fully registered form without interest coupons with such applicable legends as are provided for in Section 2.15(c) of the Original Indenture, except as otherwise permitted herein. Such Global Notes shall be registered in the name of the Depositary or its nominee and deposited with the Trustee, at its Corporate Trust Office, as custodian for the Depositary, duly executed by the Company, notated by the Subsidiary Guarantors and authenticated by the Trustee as provided in the Original Indenture. The Global Notes shall constitute Global Securities for purposes of the Original Indenture, and the Company only shall issue Definitive Notes under the circumstances set forth in Section 2.15 of the Original Indenture.

SECTION 2.08. Depositary; Registrar. The Company initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes. The Company initially appoints the Trustee to act as the Registrar and the Paying Agent and designates the Trustee’s New York office as the office or agency referred to in Section 2.05 of the Original Indenture.

SECTION 2.09. Optional Redemption. The Notes may be redeemed in whole at any time or in part from time to time prior to October 15, 2021 (three months prior to the Stated Maturity of the Notes), at the option of the Company, at a redemption price equal to the greater of:

(a) 100% of the principal amount of the Note being redeemed, or

(b) the sum of the present values of the remaining scheduled payments of principal and interest on such Note (not including any portion of such payments of interest accrued to the date of redemption), discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 40 basis points.

The Notes may be redeemed in whole at any time or in part from time to time on or after October 15, 2021 (three months prior to the Stated Maturity of the Notes), at the option of the Company, at a redemption price equal to 100% of the principal amount of the Notes being redeemed.

In the case of any redemption pursuant to this Section 2.09, the Company will also pay accrued and unpaid interest, if any, to the redemption date.

SECTION 2.10. Sinking Fund. The Notes will not have the benefit of any sinking fund.

SECTION 2.11. Change of Control.

(a) Upon the occurrence of a Change of Control Triggering Event, the Company will make an offer (a “Change of Control Offer”) to each Holder to repurchase all or any part (in integral multiples of $1,000) of each Holder’s Notes at a purchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest on the Notes repurchased, if any, to the date of purchase, subject to the rights of holders of Notes on the relevant record date to receive interest due on the relevant interest payment date (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event, the Company shall mail a notice to holders of the Notes describing the transaction or transactions that constitute the Change of Control Triggering Event, stating:

(i) that the Change of Control Offer is being made pursuant to this Section 2.11 and that all Notes tendered will be accepted for payment;

(ii) the purchase price and the purchase date, which shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);

(iii) that any Note not tendered will continue to accrue interest;

(iv) that, unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Payment Date;

(v) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(vi) that Holders will be entitled to withdraw their election if the Paying Agent receives, no later than the close of business on the second Business Day preceding the

Change of Control Payment Date, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have the Notes purchased; and

(vii) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $2,000 in principal amount or an integral multiple thereof.

(b) The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 2.11, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 2.11 by virtue of such compliance.

(c) On the Change of Control Payment Date, the Company will, to the extent lawful,

(i) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(iii) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Note or portions of Notes being purchased by the Company.

(d) The Paying Agent will promptly mail to each Holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note will be in a principal amount of $2,000 and or any integral multiple of $1,000. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date. Except as described above with respect to a Change of Control, this Indenture does not contain provisions that permit Holders of the Notes to require the Company to repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

(e) Notwithstanding anything to the contrary in this Section 2.11, the Company shall not be required to make a Change of Control Offer upon a Change of Control Triggering Event if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 2.11 and purchases all Notes validly tendered and not withdrawn under the Change of Control Offer; or (2) notice of redemption has been given pursuant to Section 2.9 hereof, unless and until there is a default in the payment of the applicable redemption price.

(f) The Company shall not repurchase any Note if there has occurred and is continuing on the Change of Control Payment Date an event of default under the Indenture, other than a default in the payment of the Change of Control Payment upon a Change of Control Triggering Event.

SECTION 2.12. Amendment of Permitted Liens. For purposes of the Notes issued hereunder, the definition of “Permitted Liens” in Section 1.01 of the Original Indenture shall be amended by the following changes:

(a) removing the “and” at the end of subsection (23);

(b) inserting the following new subsection (24) following subsection (23): “(24) Liens securing indebtedness in an aggregate principal amount at any time outstanding not exceeding $150.0 million in respect of any arrangement under which the Company or any subsidiary transfers, once or on a revolving basis, without recourse (except for indemnities and representations customary for securitization transactions and except for the retention of risk in an amount and form required by applicable laws and regulations or as is customary for a similar type of transaction) involving one or more “true sale” transactions, accounts receivable or interests therein and related assets customarily transferred in connection with securitization transactions (a) to a trust, partnership, corporation, limited liability company or other entity, which transfer is funded in whole or in part, directly or indirectly, by the incurrence or issuance by the transferee or successor transferee of indebtedness or other securities that are to receive payments from, or that represent interests in, the cash flow derived from such accounts receivable or interests therein, or (b) directly to one or more investors or other purchasers; and”; and

(c) renumbering original subsection (24) as subsection (25).

ARTICLE III

Defeasance

SECTION 3.01. Defeasance and Covenant Defeasance. Article Eight of the Original Indenture shall be applicable to the Notes. For purposes of Article Eight of the Original Indenture, solely for purposes of the Notes, if the Company exercises its right of covenant defeasance pursuant to Sections 8.01 and 8.03 of the Original Indenture, in addition to being released from its obligations under the provisions of the Original Indenture set forth in Section 8.03, the Company also shall be released from its obligations under Section 2.11 of this Third Supplemental Indenture.

ARTICLE IV

Miscellaneous

SECTION 4.01. Ratification of Original Indenture; Supplemental Indentures Part of Original Indenture. Except as expressly amended hereby, the Original Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Third Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder heretofore or hereafter authenticated and delivered shall be bound hereby.

SECTION 4.02. Concerning the Trustee. The recitals contained herein and in the Notes, except with respect to the Trustee’s certificates of authentication, shall be taken as the statements of the Company, and the Trustee assumes no responsibility for the correctness of the same. The Trustee makes no representations as to the validity or sufficiency of this Third Supplemental Indenture or of the Notes.

SECTION 4.03. Counterparts. This Third Supplemental Indenture may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument. The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

SECTION 4.04. GOVERNING LAW; WAIVER OF JURY TRIAL; CONSENT TO JURISDICTION AND SERVICES. THIS THIRD SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY. EACH OF THE COMPANY, EACH SUBSIDIARY GUARANTOR AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY. To the fullest extent permitted by applicable law, the Company and each Subsidiary Guarantor hereby irrevocably submit to the non-exclusive jurisdiction of any federal or State court located in the Borough of Manhattan in The City of New York, New York in any suit, action or proceeding based on or arising out of or relating to this Indenture or any Securities and irrevocably agree that all claims in respect of such suit or proceeding may be determined in any such court. The Company and each Subsidiary Guarantor irrevocably waive, to the fullest extent permitted by law, any objection which they may have to the laying of the venue of any such suit, action or proceeding brought in an inconvenient forum. The Company and each Subsidiary Guarantor agree that final judgment in any such suit, action or proceeding brought in such a court shall be conclusive and binding upon them, and may be enforced in any courts to the jurisdiction of which the Company and each

Subsidiary Guarantor are subject by a suit upon such judgment, provided, that service of process is effected upon the Company and each Subsidiary Guarantor in the manner specified herein or as otherwise permitted by law. The Company and each Subsidiary Guarantor hereby irrevocably designate and appoint National Registered Agents, Inc. (in all jurisdictions except Virginia where the Company and each Subsidiary Guarantor hereby irrevocably designate and appoints Sarah Powell) (the “Process Agent”) as their authorized agent for purposes of this section, it being understood that the designation and appointment of the Process Agent as such authorized agent shall become effective immediately without any further action on the part of the Company or any Subsidiary Guarantor. The Company and each Subsidiary Guarantor further agree that service of process upon the Process Agent and written notice of said service to the Company and each Subsidiary Guarantor, mailed by prepaid registered first class mail or delivered to the Process Agent at its principal office, shall be deemed in every respect effective service of process upon the Company and each Subsidiary Guarantor, in any such suit or proceeding. The Company and each Subsidiary Guarantor further agree to take any and all action, including the execution and filing of any and all such documents and instruments as may be necessary, to continue such designation and appointment of the Process Agent in full force and effect so long as the Company and each Subsidiary Guarantor, have any outstanding obligations under this Indenture. To the extent the Company or any Subsidiary Guarantor has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, executor or otherwise) with respect to itself or its property, the Company or such Subsidiary Guarantor hereby irrevocably waives such immunity in respect of its obligations under this Indenture to the extent permitted by law.

IN WITNESS WHEREOF, the parties have caused this Third Supplemental Indenture to be duly executed by their respective officers thereunto duly authorized as of the date first above written.

ADVANCE AUTO PARTS, INC.,

By	/s/ Michael A Norona
Name: Michael A. Norona Title: Executive Vice President, Chief Financial Officer

ADVANCE AUTO BUSINESS SUPPORT, LLC.

By	/s/ Michael A. Norona Name: Michael A. Norona Title: Executive Vice President, Treasurer

ADVANCE AUTO INNOVATIONS, LLC

By	/s/ Michael A. Norona Name: Michael A. Norona Title: Chief Financial Officer

ADVANCE AUTO OF PUERTO RICO, INC.

By	/s/ Michael A. Norona Name: Michael A. Norona Title: Executive Vice President, Treasurer

[Supplemental Indenture – Signature Page]

ADVANCE E-SERVICE SOLUTIONS, INC.

By	/s/ Michael A. Norona Name: Michael A. Norona Title: Executive Vice President, Chief Financial Officer

ADVANCE PATRIOT, INC.

By	/s/ Michael A. Norona Name: Michael A. Norona Title: Vice President, Treasurer

ADVANCE STORES COMPANY, INCORPORATED

By	/s/ Michael A. Norona Name: Michael A. Norona Title: Executive Vice President, Chief Financial Officer

ADVANCE TRUCKING CORPORATION

By	/s/ Michael A. Norona Name: Michael A. Norona Title: Executive Vice President, Chief Financial Officer

[Supplemental Indenture – Signature Page]

AUTOPART INTERNATIONAL, INC.

By	/s/ Thomas M. O’Reilly Name: Thomas M. O’Reilly Title: Chief Financial Officer, Chief Administrative Officer and Treasurer

CROSSROADS GLOBAL TRADING CORP.

By	/s/ Michael A. Norona Name: Michael A. Norona Title: Executive Vice President, Chief Financial Officer

DISCOUNT AUTO PARTS, LLC

By	/s/ Michael A. Norona Name: Michael A. Norona Title: Vice President, Treasurer

DRIVERSIDE, INC.

By	/s/ Michael A. Norona Name: Michael A. Norona Title: Executive Vice President, Chief Financial Officer

[Supplemental Indenture – Signature Page]

E-ADVANCE, LLC

By	/s/ Michael A. Norona Name: Michael A. Norona Title: Executive Vice President, Treasurer

MOTOLOGIC, INC.

By	/s/ Michael A. Norona Name: Michael A. Norona Title: Executive Vice President, Chief Financial Officer

TTR, INC.

By	/s/ Michael A. Norona Name: Michael A. Norona Title: Vice President, Treasurer

[Supplemental Indenture – Signature Page]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By	/s/ Yana Kislenko
Name: Yana Kislenko
Title: Vice President

[Supplemental Indenture – Signature Page]

Exhibit A

[Face of Note]

ADVANCE AUTO PARTS, INC.

4.500% Notes due 2022

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OR TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL BECAUSE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS SECURITY IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS SECURITY) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (A) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.04 OF THE ORIGINAL INDENTURE, (B) THIS SECURITY MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.15(B) OF THE ORIGINAL INDENTURE, (C) THIS SECURITY MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.13 OF THE ORIGINAL INDENTURE AND (D) EXCEPT AS OTHERWISE PROVIDED IN SECTION 2.15(B) OF THE ORIGINAL INDENTURE, THIS SECURITY MAY BE TRANSFERRED, IN WHOLE BUT NOT IN PART, ONLY (X) BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY, (Y) BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR (Z) BY THE DEPOSITARY OR ANY NOMINEE TO A SUCCESSOR DEPOSITARY OR TO A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

CUSIP: 00751YAB2

ISIN: US 00751YAB20

4.500% Notes due 2022

No. 1	$300,000,000

ADVANCE AUTO PARTS, INC.

promises to pay to CEDE & CO. or registered assigns, the principal sum: $300,000,000 (THREE HUNDRED MILLION DOLLARS AND NO CENTS), as such amount may be increased or decreased as set forth in the Schedule of Increase or Decrease in Principal Amount of Global Note attached hereto on January 15, 2022.

Interest Payment Dates: January 15 and July 15, commencing on July 15, 2012.

Record Dates: January 1 and July 1.

IN WITNESS WHEREOF, the parties have caused this instrument to be duly executed.

ADVANCE AUTO PARTS, INC.

By
Name: Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

Dated:

WELLS FARGO BANK, NATIONAL ASSOCIATION

by
Authorized Signatory

Subsidiary Guarantee

Each of the undersigned (the “Subsidiary Guarantors”) hereby jointly and severally unconditionally guarantees, to the extent set forth in the Indenture (the “Indenture”) dated as of April 29, 2010, by and among Advance Auto Parts, Inc., as issuer, the Subsidiary Guarantors and Wells Fargo Bank, National Association, as Trustee, and subject to the provisions of the Indenture, (a) the due and punctual payment of the principal of, and premium, if any, and interest on the Notes (as defined in the Indenture), when and as the same shall become due and payable, whether at maturity, by acceleration or otherwise, the due and punctual payment of interest on overdue principal of, and premium and, to the extent permitted by law, interest, and the due and punctual performance of all other obligations of the Company to the Holders of the Notes or the Trustee, all in accordance with the terms set forth in Article Ten of the Indenture and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.

The obligations of the Subsidiary Guarantors to the Holders of the Notes and to the Trustee pursuant to this Subsidiary Guarantee and the Indenture are expressly set forth in Article Ten of the Indenture and reference is hereby made to the Indenture for the precise terms and limitations of this Subsidiary Guarantee.

This Subsidiary Guarantee has been executed and issued to the requirements of Section 4.09 of the Indenture. This Subsidiary Guarantee is subject to automatic and unconditional release as set forth in Section 10.05 of the Indenture.

[Signatures on Following Pages]

In WITNESS THEREOF, each Subsidiary Guarantor has caused this Subsidiary Guarantee to be signed manually or by facsimile by its duly authorized officer.

ADVANCE AUTO BUSINESS SUPPORT, LLC,

By

Name:
Title:

ADVANCE AUTO INNOVATIONS, LLC,

By

Name:
Title:

ADVANCE AUTO OF PUERTO RICO, INC.,

By

Name:
Title:

ADVANCE E-SERVICE SOLUTIONS, INC.,

By

Name:
Title:

ADVANCE PATRIOT, INC.,

By

Name:
Title:

ADVANCE STORES COMPANY, INCORPORATED,

By

Name:
Title:

ADVANCE TRUCKING CORPORATION,

By

Name:
Title:

AUTOPART INTERNATIONAL, INC.,

By

Name:
Title:

CROSSROADS GLOBAL TRADING CORP.,

By

Name:
Title:

DISCOUNT AUTO PARTS, LLC,

By

Name:
Title:

DRIVERSIDE, INC.,

By

Name:
Title:

E-ADVANCE, LLC,

By

Name:
Title:

MOTOLOGIC, INC.,

By

Name:
Title:

TTR, INC.,

By

Name:
Title:

[Reverse of Note]

ADVANCE AUTO PARTS, INC.

4.500% Notes due 2022

1.	Indenture

This Security is one of a duly authorized issue of Securities of the Company, designated as its 4.500% Notes due 2022 (herein called the “Notes,” which expression includes any additional notes issued pursuant to Section 2.04 of the Third Supplemental Indenture (as hereinafter defined) and forming a single series therewith), issued and to be issued under an indenture, dated as of April 29, 2010 (herein called the “Original Indenture”), as supplemented by a first supplemental indenture, dated as of April 29, 2010 (the “First Supplemental Indenture”), a second supplemental indenture, dated as of May 27, 2011 (the “Second Supplemental Indenture”), and a third supplemental indenture, dated as of January 17, 2012 (the “Third Supplemental Indenture”) (the Original Indenture, as supplemented by the First Supplemental Indenture, the Second Supplemental Indenture and the Third Supplemental Indenture is hereinafter called the “Indenture”), among ADVANCE AUTO PARTS, INC., a Delaware corporation (such company, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Company”), THE SUBSIDIARY GUARANTORS listed on the signature pages hereto and WELLS FARGO BANK, NATIONAL ASSOCIATION, as trustee (the “Trustee”), to which the Indenture and all indentures supplemental thereto relevant to the Notes reference is hereby made for a complete description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company and the Holders of the Notes. Capitalized terms used but not defined in this Note shall have the meanings ascribed to them in the Indenture.

The Indenture imposes certain limitations on the ability of the Company and its Subsidiaries to create or incur Liens or engage in Sale and Leaseback Transactions. The Indenture also imposes certain limitations on the ability of the Company to merge, consolidate or amalgamate with or into any other person (other than a merger of a wholly owned Subsidiary into the Company) or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all of the property of the Company in any one transaction or series of related transactions.

Each Note is subject to, and qualified by, all such terms as set forth in the Indenture certain of which are summarized herein and each Holder of a Note is referred to the corresponding provisions of the Indenture for a complete statement of such terms. To the extent that there is any inconsistency between the summary provisions set forth in the Notes and the Indenture, the provisions of the Indenture shall govern.

2.	Interest

The Company promises to pay interest on the principal amount of this Note at the rate per annum shown above. The Company will pay interest semiannually on January 15 and

July 15 of each year, commencing July 15, 2012. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from January 17, 2012. Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months.

3.	Paying Agent, Registrar and Service Agent

Initially, the Trustee will act as Paying Agent, registrar and service agent. The Company may appoint and change any Paying Agent, registrar or co-registrar and service agent without notice. The Company or any of its Subsidiaries may act as Paying Agent, registrar, co-registrar or service agent.

4.	Defaults and Remedies; Waiver

If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the outstanding Notes, subject to certain limitations, may declare all the Notes due and payable immediately. In the case of an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) and premium, if any, of all outstanding Notes will become and be immediately due and payable without any declaration or other act by the Trustee or any Holder of outstanding Notes.

Holders of Notes may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Notes unless it receives reasonable indemnification. Subject to certain limitations, Holders of a majority in aggregate principal amount of the Notes then outstanding may direct the Trustee in its exercise of any trust or power under the Indenture.

At any time after the principal of the Notes shall have been so declared due and payable (or have become immediately due and payable), and before any judgment or decree for the payment of the moneys due shall have been obtained or entered, the Holders of a majority in aggregate principal amount of the Notes then outstanding under the Indenture, by written notice to the Company and the Trustee, may rescind and annul such declaration and its consequences if (i) the Company has paid or deposited with the Trustee a sum sufficient to pay all matured installments of interest upon all the Notes and the principal of (and premium, if any, on) any and all Notes that shall have become due otherwise than by acceleration (with interest upon such principal and premium, if any, and, to the extent that such payment is enforceable under applicable law, upon overdue installments of interest, at the rate per annum expressed in the Notes to the date of such payment or deposit) and the amount payable to the Trustee under Section 7.07 of the Original Indenture and (ii) any and all existing Events of Default under the Indenture with respect to the Notes, other than the nonpayment of principal on Notes that shall not have become due by their terms, shall have been remedied or waived as provided in Section 6.04 of the Original Indenture. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

The Holders of a majority in principal amount of the Notes by notice to the Trustee may waive an existing Default and its consequences except a Default in the payment of the principal amount of premium, if any, and accrued and unpaid interest on a Note. When a Default is waived, it is deemed cured, but no such waiver shall extend to any subsequent or other Default or impair any consequent right.

5.	Amendment

In addition to any supplemental indenture otherwise authorized by the Indenture, the Company, the Subsidiary Guarantors and the Trustee may from time to time and at any time enter into supplemental indentures (which shall conform to the provisions of the Trust Indenture Act as then in effect), without the consent of any Holder of Notes, for one or more of the following purposes: (i) to evidence the succession of another person to the Company or any Subsidiary Guarantor and the assumption by such successor of the Company’s or such Subsidiary Guarantor’s covenants, agreements and obligations; (ii) to surrender any right or power conferred upon the Company or any Subsidiary Guarantor by the Indenture, to add to the covenants of the Company or any Subsidiary Guarantor such further covenants, restrictions, conditions or provisions for the protection of the Holders of all or any Notes as the Board of Directors of the Company shall consider to be for the protection of the Holders of such Notes, and to make the occurrence, or the occurrence and continuance, of a default in respect of any such additional covenants, restrictions, conditions or provisions a Default or an Event of Default under the Indenture; provided, however, that with respect to any such additional covenant, restriction, condition or provision, such amendment may provide for a period of grace after default, which may be shorter or longer than that allowed in the case of other Defaults, may provide for an immediate enforcement upon such Default, may limit the remedies available to the Trustee upon such Default or may limit the right of Holders of a majority in aggregate principal amount of the Notes to waive such default; (iii) to cure any ambiguity or correct or supplement any provision contained in the Indenture, in any supplemental indenture or in any Notes that may be defective or inconsistent with any other provision contained therein; (iv) to convey, transfer, assign, mortgage or pledge any property to or with the Trustee, or to make such other provisions in regard to matters or questions arising under the Indenture as shall not adversely affect the interests of any Holders of Notes; (v) to modify or amend the Indenture in such a manner as to permit the qualification of the Indenture or any supplemental indenture thereto under the Trust Indenture Act as then in effect; (vi) to add or to change any of the provisions of the Indenture to provide that Notes in bearer form may be registrable as to principal, to change or eliminate any restrictions on the payment of principal or premium with respect to Notes in registered form or of principal, premium or interest with respect to Notes in bearer form, or to permit Notes in registered form to be exchanged for Notes in bearer form, so as to not adversely affect the interests of the Holders or any coupons in any material respect or permit or facilitate the issuance of Notes in uncertificated form; (vii) to secure the Notes; (viii) to release Subsidiary Guarantors as provided in Article Ten of the Indenture; (ix) to make any change that does not adversely affect the rights of any Holder in any material respect; (x) to add to, change, or eliminate any of the provisions of the Indenture with respect to the Notes, so long as any such addition, change or elimination not otherwise permitted under the Indenture shall (A) neither apply to any Note created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor modify the rights of the Holders of any such Note with respect to the benefit of such provision or (B) become effective only when there is no such Note outstanding; and (xi) to evidence and provide for the acceptance of appointment by a successor or separate Trustee with respect to the Notes and to add to or change any of the provisions of the Indenture as shall be necessary to provide for or facilitate the administration of the Indenture by more than one Trustee.

With the written consent (as evidenced as provided in Section 9.02 of the Original Indenture) of the Holders of at least a majority in principal amount of the Notes at the time outstanding affected by such amendment (including consents obtained in connection with a tender offer or exchange offer for the Notes), the Company the Subsidiary Guarantors and the Trustee, may amend the Indenture without notice to any Holder; provided that no such amendment shall, without the consent of the Holders of each Note then outstanding and affected thereby, (i) reduce the principal amount of Notes whose Holders must consent to an amendment, modification, supplement or waiver; (ii) reduce the rate of or extend the time for payment of interest on any Note; (iii) reduce the principal of or change the Stated Maturity of any Note; (iv) reduce the amount payable upon the redemption of any Note or add redemption provisions to any Note; (v) make any Note payable in money other than that stated in the Note or, other than in accordance with the provisions of Article Ten of the Indenture, eliminate any existing Subsidiary Guarantor; or (vi) make any change in the Sections of the Indenture relating to waivers of past defaults and the rights of Holders to receive payments, or in the foregoing amendment and waiver provisions. It shall not be necessary for the consent of the Holders to approve the particular form of any proposed amendment, but it shall be sufficient if such consent approves the substance thereof.

Any consent to an amendment or a waiver by the Holder of this Note (unless revoked as provided in the Indenture) shall be conclusive and binding upon such Holder and upon all future Holders and owners of this Note and any Notes that may be issued in exchange or substitution hereof, irrespective of whether or not any notation thereof is made upon this Note or such other Notes. Any Holder or subsequent Holder may revoke its consent if the Trustee receives the notice of revocation before the date the amendment or waiver becomes effective. Neither the Company nor any Affiliate of the Company shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid to all Holders, ratably, that so consent, waive or agree to amend.

6.	Obligations Absolute

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Note at the place, at the respective times, at the rate and in the coin or currency herein prescribed.

7.	Redemption Upon a Change of Control Triggering Event

Upon a Change of Control Triggering Event, any Holder of Notes shall have the right to cause the Company to repurchase all or any part of the Notes of such Holder at a repurchase price equal to 101% of the principal amount of the Notes to be repurchased plus accrued interest, if any, to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on the related interest payment date) as provided in, and subject to the terms of, the Indenture.

8.	Sinking Fund

The Notes shall not be redeemable at the option of any Holder thereof, upon the occurrence of any particular circumstances or otherwise. The Notes will not have the benefit of any sinking fund.

9.	Denominations; Transfer; Exchange

The Notes are issuable in registered form without coupons in minimum denominations of $2,000 principal amount and integral multiples of $1,000 in excess thereof. When Notes are presented to the Registrar or a co-registrar with a request to register a transfer or to exchange them for an equal principal amount of Notes, the Registrar shall register the transfer or make the exchange in the manner and subject to the limitations provided in the Indenture, without payment of any service charge but with payment of a sum sufficient to cover any transfer tax or other governmental charge that may be imposed in connection with any registration or exchange of Notes.

The Company and the Registrar shall not be required (a) to issue, register the transfer of or exchange any Notes during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption of Notes selected for redemption and ending at the close of business on the day of such mailing or (b) to register the transfer or exchange of Notes selected, called or being called for redemption as a whole or the portion being redeemed of any such Notes selected, called or being called for redemption in part.

10.	Further Issues of Notes

The Company may from time to time, without the consent of the Holders of the Notes and in accordance with the Indenture, create and issue further notes having the same terms and conditions as the Notes in all respects (or in all respects except for the first payment of interest) so as to form a single series with the Notes.

11.	Optional Redemption

The Notes may be redeemed at the option of the Company, upon notice as set forth in the Indenture, in whole at any time or in part from time to time prior to October 15, 2021 (three months prior to the Stated Maturity of the Notes), on the terms set forth in the Indenture. The Notes may be redeemed in whole at any time or in part from time to time on or after October 15, 2021 (three months prior to the Stated Maturity of the Notes), at the option of the Company, at a redemption price equal to 100% of the principal amount of the Notes being redeemed.

12.	Persons Deemed Owners

The ownership of Notes shall be proved by the register maintained by the Registrar.

13.	No Recourse Against Others

No shareholder, partner, manager, member, director, officer, employee, agent or incorporator, as such, of any Company or any Subsidiary Guarantor shall have any liability for any obligations of the Company under the Notes or the Indenture or a Subsidiary Guarantor under its Subsidiary Guarantee or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder shall waive and release all such liability. This waiver and release shall be part of the consideration for the issuance of the Notes.

14.	Discharge and Defeasance

Subject to certain conditions set forth in the Indenture, the Company at any time may terminate some or all of its obligations under the Notes and the Indenture if the Company deposits with the Trustee money and/or U.S. Government Obligations for the payment of principal of, premium, if any, and interest on the Notes to redemption or maturity, as the case may be.

15.	Unclaimed Money

Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium, if any, or interest on any Note and remaining unclaimed for two years after such principal, and premium, if any, or interest has become due and payable shall be paid to the Company on its request or, if then held by the Company, shall be discharged from such trust. Thereafter the Holder of such Note shall look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, shall at the expense of the Company cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Company.

16.	Trustee Dealings with the Company

Subject to certain limitations imposed by the Trust Indenture Act, the Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee. Any Paying Agent, Registrar or co-Paying Agent may do the same with like rights.

17.	Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).

18.	CUSIP Numbers

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and has directed the Trustee to use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

ASSIGNMENT FORM

For value received                  hereby sell(s), assign(s) and transfer(s) unto                      (please insert social security or other identifying number of assignee) the within Note, and hereby irrevocably constitutes and appoints                      attorney to transfer the said Note on the books of the Company, with full power of substitution in the premises.

Dated:

Signature(s)

Signature(s) must be guaranteed by an eligible Guarantor Institution (banks, stock brokers, savings and loan associations and credit unions) with membership in an approved signature guarantee medallion program pursuant to Securities and Exchange Commission Rule 17Ad-15.

Signature Guarantee

INCREASES OR DECREASES IN PRINCIPAL

AMOUNT OF GLOBAL NOTE

The initial principal amount of this Global Note is $300,000,000. The following increases or decreases in this Global Note have been made:

Date of Increase or Decrease	Amount of Decrease in Principal Amount of this Global Note	Amount of Increase in Principal Amount of this Global Note	Remaining Principal Amount of this Global Note Following such Decrease or Increase	Signature of Authorized Signatory of Trustee or Custodian